Contact:	Investor Relations: Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY ANNOUNCES PRIVATE DEBT EXCHANGE OFFER
 FOR $1.150 BILLION OF DEBT SECURITIES

SACRAMENTO, Calif., May 21, 2009 – The McClatchy Company (NYSE-MNI and the “Company”) announced today that it is commencing a private exchange offer (“the Exchange Offer”) to exchange its outstanding notes and debentures as set forth in the table below (collectively the “Old Securities”) for a combination of cash and new debt securities. The exchange offer is being made only to qualified institutional buyers inside the United States and to certain non-U.S. investors located outside the United States. The purpose of these private exchange offers is to reduce indebtedness and improve the financial flexibility of the Company.

The Company is offering to exchange the Old Securities for up to $60 million in cash (the “Maximum Cash Tender Amount”) and up to $175 million of newly issued 15.75% Senior Notes due 2014 (the “New Notes”) (the “Maximum Note Tender Amount” and together with the Maximum Cash Tender Amount, the “Maximum Tender Amount”). The New Notes will be senior unsecured obligations and will be guaranteed by McClatchy’s existing and future material domestic subsidiaries (collectively, the “Guarantors” and the guarantees of New Notes by the Guarantors, collectively, the “Guarantees”).  Consequently, any Old Securities not tendered by holders or not accepted for exchange or otherwise left outstanding following the consummation of the Exchange Offer will be structurally subordinated to the New Notes and all existing and future debt and other liabilities of the Guarantors, including trade payables and the Guarantees.

    The following table sets forth the securities that are subject to the Exchange Offer and certain other terms of the Exchange Offer:

			For each $1,000 Principal Amount of Notes or Debentures Exchanged, Consideration in the form of Cash and/or Principal Amount of 15.75% Senior Notes due 2014 Received as specified below:*
The McClatchy Company Securities to be Exchanged	CUSIP No.	Outstanding Face Amount (in millions)	Exchange Consideration if Tender Occurs After the Early Tender Date	Total Consideration if Tender Occurs Prior to or on the Early Tender Date (1)	Form of Consideration	Acceptance Priority Level based on the Maximum Tender Amount (4)
2011 – 2017 Notes
7.125% notes due 2011 (“2011 Notes”)	499040AM5	$170.0	$250	$330	Cash or New Notes (2)	1
4.625% notes due 2014 (“2014 Notes”)	499040AN3	$180.0	$195	$275	Cash and New Notes or New Notes (3)	1
5.750% notes due 2017 (“2017 Notes”)	499040AP8	$400.0	$190	$270	New Notes	2
2027 – 2029 Debentures
7.150% debentures due 2027 (“2027 Debentures”)	499040AH6	$100.0	$180	$260	New Notes	3
6.875% debentures due 2029 (“2029 Debentures”)	499040AL7	$300.0	$180	$260	New Notes	3

*	We will not accept any tender of notes and debentures that would result in the issuance of less than $2,000 principal amount of New Notes.
(1)	Holders that tender prior to or on the Early Tender Date will receive an early participation premium of $80 (the “Early Participation Premium”).
(2)	Holders of the 2011 Notes that tender in the exchange can elect to receive their consideration in the form of cash or New Notes.
(3)
Holders of the 2014 Notes that tender in the exchange can elect to receive their consideration in the form of either (1) cash and New Notes or (2) New Notes.  In connection with an election to receive cash and New Notes in exchange for their 2014 Notes, the amount of cash to be received will be determined on a per 2014 Note basis based on the aggregate amount of 2014 Notes submitted in the exchange for this option, subject to a maximum of $200 per $1,000 principal amount of 2014 Notes tendered in the exchange and a total aggregate cash consideration to be paid in exchange for this Issue in an amount equal to the lesser of (i) $25 million and (ii) the Maximum Cash Tender Amount less the amount of cash consideration paid to the 2011 Notes properly tendered and accepted in the exchange.

(4)       There will be sufficient cash and New Notes for us to accept all of the 2011 Notes and 2014 Notes properly tendered and accepted in the exchange.

The amounts of each series of securities that are exchanged in the Exchange Offer will be determined in accordance with the priorities set forth in the column "Acceptance Priority Level based on the Maximum Tender Amount" in the table above.  There will be sufficient cash and New Notes for us to accept all of the 2011 Notes and 2014 Notes properly tendered and accepted in the exchange. The amount of 2017 Notes, 2027 Debentures and 2029 Debentures that are exchanged may be prorated as set forth in the offer documents.

In order to be eligible to receive the Early Participation Premium described in footnote (1) in the above table, holders must tender their Old Securities on or before 5:00 p.m., New York City time, on June 8, 2009 (the "Early Tender Date"), unless extended.  Holders of securities that are validly tendered after 5:00 p.m., New York City time, on the Early Tender Date but on or before 5:00 p.m., New York City time, on June 22, 2009 (the "Expiration Date") and accepted for exchange will receive the “Exchange Consideration” listed in the above table under “Exchange Consideration if Tender Occurs After the Early Tender Date,” in each case in the form of consideration (“Form of Consideration”) listed in the above table under “Form of Consideration.”  Holders of Old Securities properly tendered (and not validly withdrawn) and accepted by us will be entitled to receive in cash accrued and unpaid interest, if any, on their exchanged Old Securities up to, but not including, the settlement date in addition to the consideration that such holder would receive in the Exchange Offer.  Old Securities tendered prior to the Early Tender Date may be withdrawn prior to 5:00 p.m., New York City time, on June 8, 2009 unless extended (such time and date, as the same may be extended, the “Withdrawal Deadline”).  Holders may withdraw tendered Old Securities at any time prior to the Withdrawal Deadline but holders may not withdraw their tendered Old Securities on or after the Withdrawal Deadline.

The Exchange Offer is conditioned on an aggregate principal amount of $50 million of New Notes being issued in the Exchange Offer (the “Minimum Note Amount Condition”).  However, the acceptance by the Company of any validly tendered and not withdrawn 2011 Notes for cash will not be affected by the Minimum Note Amount Condition.

The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The McClatchy Company will enter into a registration rights agreement pursuant to which they will agree to file an exchange offer registration statement with the Securities and Exchange Commission with respect to the New Notes to the extent that New Notes are still transfer restricted securities one year after issuance.

The complete terms and conditions of the Exchange Offers are set forth in the informational documents relating to the offers. The Exchange Offers are subject to significant conditions that are described in the informational documents.

Documents relating to the offers will only be distributed to note and debenture holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private exchange offer. Holders of the Old Securities who desire a copy of the eligibility letter may contact Global Bondholder Service Corporation, the information agent for the offers, at (866) 540-1500.

Neither the Company, its Board of Directors, the exchange agent nor the dealer manager makes any recommendation as to whether holders of the Old Securities should tender or refrain from tendering the Old Securities for exchange. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Old Securities or any other securities. The exchange offer is made only by the confidential offering memorandum and the accompanying letter of transmittal.

About McClatchy

    The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of the economic recession may reduce its income and cash flow greater than expected; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, bankruptcies or financial strain of its major advertising customers; McClatchy’s ability to achieve and maintain compliance with NYSE listing standards, including the NYSE  share price standard and compliance with its market capitalization and stockholders’ equity standards; commencement by the NYSE of suspension and delisting procedures if McClatchy fails to implement successfully a plan to correct non-compliance with the NYSE listing standards; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.